As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	84-2027232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(432) 276-3966

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abel Avellan

Chief Executive Officer

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(432) 276-3966

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jared M. Fishman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

STATEMENT PURSUANT TO RULE 429

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”). The prospectus is a combined prospectus relating to: (i) an aggregate of 28,750,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation, (ii) 6,100,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share and (iii) 17,600,000 shares of Class A Common Stock issuable upon the exercise of outstanding warrants, registered under Form S-1 (File No. 333-255842), originally filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021; and 141,538,066 Class A Common Stock issuable in exchange for units of ownership interest in AST & Science, LLC, registered under Form S-1 (File No. 333-257425), originally filed with the SEC on June 25, 2021 (the foregoing registration statements, in each case as amended and/or supplemented, collectively, the “Prior Registration Statements”). Pursuant to Rule 429 under the Securities Act, this registration statement on Form S-3 upon effectiveness will serve as a post-effective amendment to each of the Prior Registration Statements. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2022

AST SPACEMOBILE, INC.

187,888,066 SHARES OF CLASS A COMMON STOCK

6,100,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus relates to (i) the resale from time to time of an aggregate of 28,750,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation, by the selling stockholders named in this prospectus (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”); (ii) the resale from time to time of 6,100,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) by the Selling Stockholders; (iii) the issuance by us of up to 17,600,000 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”); and (iv) the issuance of up to 141,538,066 shares of Class A Common Stock in exchange for units of ownership interest (“AST LLC Common Units”) in AST & Science, LLC, a Delaware limited liability company (“AST LLC”), tendered for redemption by one or more of the members of AST LLC, including those who become members of AST LLC upon exercise of AST Incentive Equity Options (as defined below), pursuant to their contractual rights, and including the possible resale from time to time of some or all of such shares of Class A Common Stock by the Selling Stockholders.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A Common Stock or private placement warrants by the Selling Stockholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and warrants. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of its shares of Class A Common Stock and warrants.

Our shares of Class A Common Stock are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ASTS.” On June 6, 2022, the closing sale price per share of our Class A Common Stock was $7.70. Our public warrants are listed on Nasdaq under the symbol “ASTSW.” On June 6, 2022, the closing sale price per warrant of our public warrants was $2.64.

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“A&R Operating Agreement” refers to that certain Fifth Amended and Restated Limited Liability Company Operating Agreement of AST LLC.

●	“American Tower” refers to ATC TRS II LLC, a Delaware limited liability company.

●	“AST Equityholders” refers to Avellan, Invesat, Vodafone, American Tower, Samsung and Rakuten USA.

●	“AST Incentive Equity Option” refers to each outstanding option to purchase AST Incentive Equity Units pursuant to the A&R Operating Agreement and which were granted pursuant to the AST Incentive Plan.

●	“AST Incentive Equity Unit” means a unit of ownership interest which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Incentive Equity Units under the A&R Operating Agreement.

●	“AST Incentive Plan” refers to the AST 2019 Equity Incentive Plan.

●	“AST LLC” refers to AST & Science, LLC, a Delaware limited liability corporation.

●	“AST LLC Common Unit” means a unit of ownership interest in AST LLC, which entitles the holder thereof to the distributions, allocations and other rights under the A&R Operating Agreement.

●	“Avellan” refers to Abel Avellan.

●	“Board of Directors” refers to our board of directors.

●	“Business Combination” refers to the transactions contemplated by the Equity Purchase Agreement.

●	“Bylaws” are to our Amended and Restated Bylaws.

●	“Charter” are to our Second Amended and Restated Certificate of Incorporation.

●	“Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of the Company.

●	“Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of the Company.

●	“Class C Common Stock” means the shares of class C common stock, par value $0.0001 per share, of the Company.

●	“Class C Share Voting Amount” is to the “Class C Share Voting Amount,” as such term is defined in the Charter, which is a number of votes per share equal to (i) (x) 88.3%, minus (y) the total voting power of the outstanding stock of SpaceMobile (other than Class C Common Stock) owned or controlled by Avellan and his permitted transferees, divided by (ii) the number of shares of Class C Common Stock then outstanding.

●	“Closing” refers to the completion of the Business Combination.

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●	“Common Stock” refers collectively to Class A Common Stock, Class B Common Stock and Class C Common Stock.

●	“Equity Purchase Agreement” refers to that certain Equity Purchase Agreement, dated as of December 15, 2020, by and among AST & Science, LLC, New Providence Acquisition Corp., New Providence Management LLC, the AST Existing Equityholder Representative and the Existing Equityholders.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“Existing Equityholder(s)” refers to the equityholders of AST LLC pursuant to the Prior AST Operating Agreement.

●	“Invesat” refers to Invesat LLC, a Delaware limited liability company.

●	“IoT” refers to internet of things.

●	“Nano” refers to the Company’s 51% owned and controlled subsidiaries, Nano Avionica UAB, a private limited liability company organized and existing under the law of the Republic of Lithuania, and NanoAvionics US LLC, a Delaware limited liability company.

●	“Prior AST Operating Agreement” refers to that certain Fourth Amended and Restated Limited Liability Company Operating Agreement of AST LLC.

●	“Public Warrants” refers to the warrants sold by the Company as part of the units in its initial public offering.

●	“Rakuten” refers to Rakuten Mobile Singapore PTE. LTD, a Singapore private limited company.

●	“Rakuten USA” refers to Rakuten Mobile USA Service Inc., a Delaware corporation.

●	“Samsung” refers to Samsung Next Fund LLC, a Delaware venture capital investment fund.

●	“SpaceMobile Service” refers to the global direct mobile broadband network that is expected to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT enabled device from the Company’s satellite network.

●	“Sponsor” refers to New Providence Acquisition Management LLC, a Delaware limited liability company.

●	“Stockholder Parties” refers collectively to Sponsor and the AST Equityholders.

●	“Stockholders’ Agreement” refers to that certain Stockholders’ Agreement, dated as of April 6, 2021, by and among the Company and the Stockholder Parties.

●	“Sunset Date” refers to the Sunset Date described in the Stockholders’ Agreement, which is the earliest to occur of (i) Avellan’s retirement or resignation from the Board of Directors, (ii) the date on which Avellan and his permitted transferees beneficially own less than 20% of the Class A Common Stock that Avellan beneficially owns as of immediately after the Closing and (iii) Avellan’s death or permanent incapacitation.

●	“Vodafone” refers to Vodafone Ventures Limited, a private limited company incorporated under the laws of England and Wales.

●	“Warrant Agreement” refers to that certain Warrant Agreement, dated as of September 13, 2019, between Continental Stock Transfer & Trust Company and the Company.

●	“2G,” “3G” and “5G” each refer to generations of mobile technology.

●	“4G LTE” refers to fourth generation long-term evolution.

Additionally, references in this prospectus to “SpaceMobile,” the “Company,” the “registrant,” “we,” “us” and “our” in this prospectus refer to AST SpaceMobile, Inc. (formerly known as New Providence Acquisition Corp.), and references to our “management” or our “management team” refer to our officers and directors.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our strategies and future financial performance, including our business plans or objectives, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows, uses of cash and capital expenditures;

●	expected functionality of the SpaceMobile Service;

●	anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services;

●	prospective performance and commercial opportunities and competitors;

●	our ability to finance our operations and research and development activities;

●	commercial partnership acquisition and retention;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our expansion plans and opportunities;

●	our ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals;

●	our ability to invest in growth initiatives and enter into new geographic markets;

●	the impact of the novel coronavirus (“COVID-19”) pandemic;

●	our ability to deal appropriately with conflicts of interest in the ordinary course of our business; and

●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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RISK FACTORS

Investing in our securities involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors that we may describe in our Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed subsequently, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock could decline, and you could lose all or part of your investment. See “Where You Can Find More Information; Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

3

OUR COMPANY

We are an innovative satellite designer and manufacturer. We operate from six locations that include our corporate headquarters and 185,000 square foot satellite assembly, integrating and testing facilities in Midland, Texas, and engineering and development centers in Maryland, Spain, the United Kingdom and Israel. Also, our 51% owned and controlled subsidiary, Nano, is headquartered in Lithuania.

We and our global partners are building what we believe is the first space-based cellular broadband network designed to be accessible by standard mobile phones. Our SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to end-users, regardless of where they live or work, without the need to purchase special equipment. We believe the SpaceMobile Service would be the first global direct mobile broadband network using Low Earth Orbit (“LEO”) satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. Our innovative satellite designs and components are expected to reduce the communication delay effects which existing geostationary satellite systems experience. The SpaceMobile Service is being designed to provide global coverage for users traveling in and out of areas without terrestrial mobile services on land, at sea or in flight.

We are partnering with Mobile Network Operators (“MNOs”) to offer the SpaceMobile Service to the MNOs’ end-user customers. Our vision is that users will not need to subscribe to the SpaceMobile Service directly with us, nor will they need to purchase any new or additional equipment. We do not anticipate that mobile device manufacturers could unilaterally prohibit the SpaceMobile Service from being offered on their devices, as the service is designed to be complementary to the existing cellular broadband service offered by MNOs. We expect that users will be able to access the SpaceMobile Service when prompted on their device that they are no longer covered by the terrestrial cellular infrastructure of the MNO with the ability to immediately connect or purchase a subscription plan directly with their existing MNO. We generally seek to use a revenue-sharing business model in our agreements with MNOs. As of the date hereof, we have entered into preliminary agreements and understandings with MNOs which collectively cover approximately 1.8 billion mobile subscribers, of which approximately 1.0 billion mobile subscribers are covered by preliminary agreements and understandings that provide for revenue-sharing with us. We estimate that the global market opportunity for our services is more than $1.1 trillion, according to Groupe Speciale Mobile Association market data, which represents approximately 5.3 billion mobile subscribers that are constantly moving in and out of coverage. Additionally, approximately 3.7 billion people are unconnected to cellular broadband, including 450.0 million people globally that live in areas with no connectivity or mobile cellular coverage.

The SpaceMobile Service is expected to enable MNOs to augment and extend their coverage by using the MNOs’ spectrum resources without building towers or other land-based infrastructure, including where it is not cost-justified or is difficult due to environmental challenges, such as mountainous or rugged terrain or maritime or aeronautical applications.

4

The SpaceMobile Service is currently planned to be provided through a network of 168 high-powered, large phased-array satellites in LEO. The worldwide mobile traffic will be directed by the SpaceMobile constellation to terrestrial gateways via high-throughput Q/V-band links and then directed to the in-country MNOs’ core cellular network infrastructure, located at our dedicated gateways. We anticipate that users will be able to connect to the SpaceMobile Service as if they were using a local cell tower, with less communication delay effects than existing geostationary satellite communication systems experience.

On April 1, 2019, we launched our first test satellite, the BlueWalker 1, which was used to validate our satellite to cellular architecture and was capable of managing communications delays from LEO and the effects of doppler in a satellite to ground cellular environment using the 4G LTE protocol. We are currently completing the assembly and testing of our BlueWalker 3 (“BW3”) test satellite. The BW3 test satellite is substantially complete having undergone over 700 tests of its capabilities and systems and is targeted to launch in the summer of 2022. However, the exact timing of such launch is contingent on a number of factors, including satisfactory and timely completion of testing of BW3. We are also currently developing and designing our constellation of BlueBird (“BB”) satellites. In order to meet our production and launch targets, we are actively engaged in the procurement of long lead-time satellite componentry and electronics for our BB satellites. We are currently planning to begin launching our first commercial BB satellites during 2023 and expect this to continue through 2025. We are currently targeting to achieve substantial global mobile coverage after the launch of a total of 110 satellites by the end of 2024 and multiple input multiple output capabilities during 2025 after the launch of a total of 168 satellites. Our current plan is subject to numerous uncertainties, many of which are beyond our control, including satisfactory and timely completion of assembly and testing of the satellites, availability of launch windows by the launch providers, proposed orbits and resulting satellite coverage, launch costs, ability to enter into agreements with MNOs, regulatory approvals and other factors. Accordingly, we may adopt a deployment strategy that may differ materially from our current plan.

The SpaceMobile Service has not yet generated revenue and is not expected to generate revenue until after the commercial launch of the SpaceMobile Service. After we begin to launch and deploy our BB satellites during 2023, we may seek to generate revenue by providing a limited SpaceMobile Service in certain countries. The limited SpaceMobile Service would not be available on a continuous basis, and our ability to offer such limited services is dependent upon numerous factors, including execution of definitive commercial agreements with MNOs, agreement by MNOs to provide limited services to their end-user customers, end-user customer acceptance, pricing, availability of active satellites over the applicable countries, regulatory approvals and other factors. As we continue to launch and deploy additional BB satellites during 2024 and 2025, we expect to generate revenue after the commercial launch of the SpaceMobile Service in certain geographical locations beginning in 2024.

On April 6, 2021, we completed the Business Combination with New Providence Acquisition Corp. (“NPA”), under which NPA was renamed “AST SpaceMobile, Inc.,” and we were organized as an umbrella partnership-C corporation (“Up-C”) structure. As a result of our Up-C structure, we are a holding company and, accordingly, all the business of AST LLC is held directly by AST LLC, of which we are the Managing Member, and our only direct asset consists of the AST LLC Common Units. As the Managing Member of AST LLC, we have full, exclusive and complete discretion to manage and control the business of AST LLC and to take all action we deem necessary, appropriate, advisable, incidental or convenient to accomplish the purposes of AST LLC set forth in the A&R Operating Agreement, and, accordingly, we present our financial statements on a consolidated basis with AST LLC for all periods following the Business Combination. As of the open of trading on April 7, 2021, the Class A Common Stock and warrants of AST SpaceMobile, formerly those of NPA, began trading on Nasdaq as “ASTS” and “ASTSW,” respectively.

Our principal executive offices are located at Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, and our telephone number is (432) 276-3966. Our website address is www.ast-science.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

5

USE OF PROCEEDS

All of the shares of Class A Common Stock and warrants offered by the selling stockholders named herein (the “Selling Stockholders”) under this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Class A Common Stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of our warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise.

6

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter and Bylaws is included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Common Stock

Voting

Under our Charter, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Prior to the Sunset Date, the holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, which, as defined in the Stockholders’ Agreement, is the earliest to occur of (i) the retirement or resignation of Avellan from the Board of Directors, (ii) the date on which Avellan and his permitted transferees beneficially own less than 20% of the Class A Common Stock that Avellan beneficially owns as of immediately after the closing of the initial business combination contemplated by that certain Equity Purchase Agreement, dated as of December 15, 2020, by and among AST LLC, New Providence Acquisition Corp., New Providence Management LLC, the AST Existing Equityholder Representative and the Equity Purchase Agreement and (iii) Avellan’s death or permanent incapacitation, holders of Class C Common Stock will be entitled to one vote per share.

As of March 31, 2022, Avellan and his permitted transferees control, as a group, approximately 88.3% of the combined voting power of the Common Stock as a result of their ownership of all of the Class C Common Stock. Accordingly, Avellan controls the Company’s business policies and affairs and can control any action requiring the general approval of its stockholders, including the election of our Board of Directors, the adoption of amendments to its certificate of incorporation and bylaws and approval of any merger or sale of substantially all of its assets. Until the Sunset Date, Avellan will continue to control the outcome of matters submitted to the stockholders.

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by our Board of Directors out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock.

The holders of Class B Common Stock and Class C Common Stock will not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock or Class C Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock or Class C Common Stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock and Class C Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

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Conversion, Transferability and Exchange

Subject to the terms of the A&R Operating Agreement, the members of AST LLC (other than the Company) may from time to time cause AST LLC to redeem any or all of their units of ownership interest in AST LLC which entitle the holder thereof to the distributions, allocations and other rights under the A&R Operating Agreement in exchange for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Equityholder Cash Out”) or shares of Class A Common Stock (the “Existing Equityholder Share Settlement”); provided that the Company’s election to effect such redemption as an Existing Equityholder Cash Out or an Existing Equityholder Share Settlement must be approved by a committee of our Board of Directors comprised solely of directors who were not nominated pursuant to the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, holders of Class B Common Stock or Class C Common Stock. At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by the Company for the redeemed AST LLC Common Units (an “Existing Equityholder Direct Exchange”).

Our Charter provides that (a) if a holder of Class B Common Stock exercises either the Existing Equityholder Cash Out, or the Existing Equityholder Share Settlement or the Existing Equityholder Direct Exchange (collectively, the “Existing Equityholder Conversion”), then the number of shares of Class B Common Stock held by such holder equal to the number of AST LLC Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration, and (b) if a holder of Class C Common Stock (i) exercises the Existing Equityholder Cash Out or (ii) exercises the Existing Equityholder Share Settlement or the Existing Equityholder Direct Exchange and subsequently transfers the Class A Common Stock issued in connection with such redemption and exchange to a person or entity other than Avellan and his permitted transferees, then the number of Class C Common Stock held by such holder equal to the number of AST LLC Common Units so redeemed and exchanged then transferred or cashed out will automatically be cancelled by the Company for no consideration. If Avellan and his permitted transferees exercise the Existing Equityholder Conversion, then the voting power of the Class C Common Stock is reduced commensurate with the voting power of the newly issued Class A Common Stock. The voting power of the Class C Common Stock will be further adjusted if Avellan or his permitted transferees transfer Class A Common Stock to a person or entity that is not Avellan or his permitted transferees.

We may not issue Class B Common Stock or Class C Common Stock such that after the issuance of Class B Common Stock or Class C Common Stock the holder of such stock does not hold an identical number of AST LLC Common Units.

Other Provisions

None of the Class A Common Stock, Class B Common Stock or Class C Common Stock has any preemptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 100,000,000 shares of preferred stock. Our Board of Directors is authorized, subject to limitations prescribed by Delaware law and our Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our Board of Directors will also be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, which could have a negative impact on the market price of the Class A Common Stock.

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Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire on April 6, 2026, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable, and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless, if at the time, the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant, and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are obligated to file and maintain an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and to use commercially reasonable best efforts to cause such registration statement to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Pursuant to such obligations, on May 6, 2021, we filed a Form S-1 covering the shares of Class A Common Stock issuable upon exercise. Notwithstanding the above, if Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

We may not exercise our redemption right if the issuance of shares of Class A Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) over the exercise price of the warrants, by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we select this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on the exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Charter with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

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If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on the exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or so quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model (as defined in the Warrant Agreement) is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

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Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants, by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Exclusive Forum

Our Bylaws provide that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or to our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), our Charter or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

The provisions of our Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

Our Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing our future takeover or change in control unless such takeover or change in control is approved by our Board of Directors.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by our Board of Directors, the chairman of our Board of Directors, or, until the earlier of (i) the Sunset Date or (ii) the time we are no longer a “controlled company,” by our secretary at the request of holders representing a majority of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

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Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board of Directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although our Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Authorized But Unissued Shares. Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to, in the case of the Class A Common Stock, the rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of AST LLC Common Units and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock, coupled with the extraordinary voting right of the Class C Common Stock, could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of our directors and officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement and prepayment of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Our Bylaws provide that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or to our stockholders by any of our directors, officers, employees or agents, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Charter or Bylaws or (iv) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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Registration Rights Agreements

In connection with NPA’s initial public offering, we entered into that certain Registration and Stockholder Rights Agreement, dated as of September 13, 2019 (the “2019 Registration Rights Agreement”), by and among the Company, the Sponsor and the other parties thereto (collectively, the “2019 Holders”) pursuant to which we granted the 2019 Holders certain registration rights with respect to, among other things, the private placement warrants and the shares of Class A Common Stock that were issued at the Closing upon conversion of the 2019 Holders’ founder shares. The 2019 Holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the 2019 Holders have certain “piggy-back” registration rights and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 16, 2020, we entered into subscription agreements (the “PIPE Subscription Agreements”) with investors who participated in the Private Investment in Public Equity Investment (such investors, the “PIPE Investors”), pursuant to which we (i) issued an aggregate of 23,000,000 shares of Class A Common Stock to the PIPE Investors at the Closing and (ii) agreed to register such shares.

At the Closing, we entered into the Registration Rights Agreement, dated as of April 6, 2021, by and among the Company, the Sponsor and the Existing Equityholders (collectively, the “Holders,” such agreement, the “2021 Registration Rights Agreement” and, together with the 2019 Registration Rights Agreement, the “Registration Rights Agreements”) pursuant to which we granted the Holders certain registration rights with respect to the registrable securities of the Company. Among other things, the 2021 Registration Rights Agreement requires us to register the shares of Class A Common Stock issued in connection with the Business Combination and any shares of Class A Common Stock issued upon the redemption of any AST LLC Common Units. The Holders are entitled to: (i) make a written demand for registration under the Securities Act of all or part of their shares of Class A Common Stock (up to a maximum of two demands in any 12-month period) and not more than five times in the aggregate and only if the offering will include registrable securities with a total offering price reasonably expected to exceed, in the aggregate, $50 million, and (ii) “piggy-back” registration rights to registration statements filed following the Business Combination. We will bear all of the expenses incurred in connection with the filing of any such registration statement.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A Common Stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A Common Stock.

For as long as any shares of our Class A Common Stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A Common Stock (including securities exercisable for or convertible into our Class A Common Stock) reflected in the register administered by our transfer agent.

We have listed shares of our Class A Common Stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our stockholders’ register on behalf of our Board of Directors and to act as transfer agent and registrar for our Class A Common Stock. Shares of our Class A Common Stock are traded on Nasdaq in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Warrants

Our Class A Common Stock and warrants are listed on Nasdaq under the symbols “ASTS” and “ASTSW,” respectively.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,225,000,000 shares, of which 800,000,000 shares are shares of Class A Common Stock, par value $0.0001 per share, 200,000,000 shares are shares of Class B Common Stock, par value $0.0001 per share, 125,000,000 shares are shares of Class C Common Stock, par value $0.0001 per share, and 100,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of June 6, 2022, we had approximately 51,900,775 shares of Class A Common Stock, 51,636,922 shares of Class B Common Stock, 78,163,078 shares of Class C Common Stock and warrants to purchase 17,598,693 shares of Class A Common Stock, issued and outstanding. As of such date, there were 24 holders of record of Class A Common Stock, seven holders of record of Class B Common Stock, one holder of record of Class C Common Stock and five holders of record of warrants.

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SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 28,750,000 shares of Class A Common Stock and (ii) 6,100,000 private placement warrants and the issuance of up to 141,538,066 shares of Class A Common Stock in exchange for AST LLC Common Units. The Selling Stockholders may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Class A Common Stock and warrants that the Selling Stockholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
New Providence Management LLC(1)	5,710,000	6,100,000	5,710,000	6,100,000	—	—	—
ATC TRS II LLC(2)	2,500,000	—	2,500,000	—	—	—	—
Bell Canada(3)	1,000,000	—	1,000,000	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(4)	2,600,000	—	2,600,000	—	—	—	—
D.E. Shaw Oculus Portfolios, L.L.C.(5)	250,000	—	250,000	—	—	—	—
D.E. Shaw Valence Portfolios, L.L.C.(6)	750,000	—	750,000	—	—	—	—
Ghisallo Master Fund LP(7)	250,000	—	250,000	—	—	—	—
Green Sands Fund P, LLC(8)	2,000,000	—	2,000,000	—	—	—	—
Greenlight Capital Inc.(9)	570,000	—	500,000	—	70,000	*	—
Hartford Growth Fund Limited(10)	1,000,000	—	1,000,000	—	—	—	—
Invesat LLC(11)	200,000	—	200,000	—	—	—	—
Jane Street Global Trading, LLC(12)	200,000	—	200,000	—	—	—	—
Kepos Alpha Master Fund L.P.(13)	1,000,000	—	1,000,000	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited(14)	1,153,750	—	1,153,750	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund(14)	192,500	—	192,500	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(14)	1,153,750	—	1,153,750	—	—	—	—
Polar Long/Short Master Fund(15)	581,000	—	581,000	—	—	—	—
Polar Multi-Strategy Master Fund(15)	419,000	—	419,000	—	—	—	—
PSAM WorldArb Master Fund Ltd.(16)	250,000	—	250,000	—	—	—	—
Rakuten Mobile, Inc.(17)	2,500,000	—	2,500,000	—	—	—	—
Tech Opportunities LLC(18)	3,500,000	—	3,500,000	—	—	—	—
Vodafone Ventures Limited(19)	1,000,000	—	1,000,000	—	—	—	—
James Bradley	10,000	—	10,000	—	—	—	—
John T. Gannon	10,000	—	10,000	—	—	—	—
Daniel Ginsberg	10,000	—	10,000	—	—	—	—
Richard Mazer	10,000	—	10,000	—	—	—	—

*	less than 1%
(1)	Includes shares of Class A Common Stock beneficially held by New Providence Management LLC, Alexander Coleman and Gary P. Smith, based solely on the Schedule 13G filed jointly by New Providence Management LLC and Messrs. Coleman and Smith with the SEC on February 13, 2020. Messrs. Coleman and Smith are the directors of New Providence Management LLC and as such have voting and investment discretion with respect to the Class A Common Stock held of record by New Providence Management LLC and may be deemed to have shared beneficial ownership of the Class A Common Stock held directly by New Providence Management LLC. The address of New Providence Management LLC is 10900 Research Blvd, Ste 160C, PMB 1081, Austin, Texas 78759.
(2)	The address of ATC TRS II LLC is 116 Huntington Avenue, 11th floor, Boston, Massachusetts 02116.
(3)	The address of Bell Canada is 1 Carrefour Alexander-Graham-Bell, Building A7, Verdun, Quebec, Canada H3E 3B3.
(4)	The address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC, 131 South Dearborn Street, Chicago, Illinois 60603.
(5)	The address of D.E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. Oculus has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the shares of Class A Common Stock held by Oculus (the “Oculus Shares”). DESCO LP, as the investment adviser of Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares. DESCO LLC, as the manager of Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Oculus Shares on DESCO LP’s and DESCO LLC’s behalf. D.E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares. D.E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Oculus Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Oculus Shares. David E. Shaw disclaims beneficial ownership of the Oculus Shares.

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(6)	The address of D.E. Shaw Valence Portfolios, L.L.C. (“Valence”) is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. Valence has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the shares of Class A Common Stock held by Valence (the “Valence Shares”). DESCO LP, as the investment adviser of Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares. DESCO LLC, as the manager of Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Valence Shares on DESCO LP’s and DESCO LLC’s behalf. D.E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares. DESCO II Inc., as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Valence Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Valence Shares. David E. Shaw disclaims beneficial ownership of the Valence Shares.
(7)	The address of Ghisallo Master Fund LP is 27 Hospital Road, Georgetown, Grand Cayman CI KY1-9008.
(8)	The address of Green Sands Fund P, LLC is 548 Palmer Lane, Menlo Park, California 94025.
(9)	Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment advisor for Greenlight Capital Offshore Partners, Ltd., and as such has voting and dispositive power over 315,000 shares of Class A Common Stock held by Greenlight Capital Offshore Partners, Ltd. DME Advisors, LP (“DME Advisors”) is the investment advisor for Solasglas Investments, LP, and as such has voting and dispositive power over 41,550 shares of Class A Common Stock held by Solasglas Investments, LP. DME Capital Management, LP (“DME Management”) (i) is the investment advisor for Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over 185,000 shares of Class A Common Stock held by Greenlight Capital Offshore Master, Ltd., and (ii) manages a portfolio for a private investment fund, and as such has voting and dispositive power over 28,450 shares of Class A Common Stock held by such private investment fund. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 255,000 shares of Class A Common Stock. David Einhorn is the principal of Greenlight Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over 570,000 shares of Class A Common Stock held by these affiliates of Greenlight, Inc. Each of Mr. Einhorn, Greenlight Inc., DME Advisors, DME Management and DME GP disclaims beneficial ownership of these shares of Class A Common Stock, except to the extent of any pecuniary interest therein.
(10)	The address of Hartford Growth Fund Limited is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.
(11)	Ms. Cisneros is the president of Invesat and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Invesat and may be deemed to have beneficial ownership of the Common Stock held directly by Invesat. The address of each of Ms. Cisneros and Invesat LLC is c/o Cisneros Group of Companies, 700 NW 1st Avenue, Suite 1700, Miami, Florida 33136.
(12)	Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. The address of Jane Street Global Trading, LLC is 250 Vesey Street, New York, New York 10281.
(13)	Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling shareholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Alpha Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, New York 10036.
(14)	UBS O’Connor LLC (“O’Connor”) is the investment manager of each of Nineteen77 Global Merger Arbitrage Master Limited, Nineteen77 Global Merger Arbitrage Opportunity Fund and Nineteen77 Global Multi-Strategy Alpha Master Limited (collectively, the “Nineteen77 Entities”) and, accordingly, has voting control and investment discretion over the securities described herein held by the Nineteen77 Entities. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by the Nineteen77 Entities. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by the Nineteen77 Entities. The address of each of the Nineteen77 Entities, O’Connor and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.
(15)	The registered holders of the referenced shares are funds (the “Funds”) under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Funds and has control and discretion over the shares held by the Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Funds. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Funds is c/o Polar Asset Management Partners Inc., 401 Bay Street, Suite 1900, Toronto, Ontario M5H 2Y4 Canada.
(16)	P. Schoenfeld Asset Management LP, or PSAM, is the investment manager of PSAM WorldArb Master Fund, Ltd, or WAM. Peter Schoenfeld is the CEO of PSAM. PSAM and Peter Schoenfeld have voting and investment power over the shares held directly by WAM. Each of PSAM and Peter Schoenfeld disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for P. Schoenfeld Asset Management LP is 1350 Avenue of the Americas, 21st Floor, New York, New York 10019.
(17)	The business address of Rakuten Mobile is 1-14-1 Tamagawa, Setagaya-ku, Tokyo 158-0094 Japan. Mr. Mikitani is the founder, Chairman and Chief Executive Officer of Rakuten Mobile, and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Rakuten Mobile and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by Rakuten Mobile.
(18)	Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, New York, 10017.
(19)	The business address of Vodafone Ventures Limited is Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom.

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In addition, the following table provides the names of the Selling Stockholders who may from time to time offer Class A Common Stock, received by them in exchange for AST LLC Common Units. The following table sets forth the number of shares of Class A Common Stock held by such Selling Stockholders prior to any exchange by them of AST LLC Common Units, the maximum number of shares of Class A Common Stock issuable to such Selling Stockholders in such exchange and the aggregate number of shares of Class A Common Stock that will be owned by such Selling Stockholders after the exchange. Since such Selling Stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the Selling Stockholders will offer pursuant to this prospectus or that the Selling Stockholders will own upon completion of the offering to which this prospectus relates.

Selling	Shares of Class A Common Stock Owned Prior to the	AST LLC Common Units Owned Prior to the	Maximum Number of Shares of Class A Common Stock Issuable in the	Shares of Class A Common Stock Owned Following the Exchange(1)		Maximum Number of Shares to	Shares of Class A Common Stock Owned After Resale(2)
Stockholder	Exchange	Exchange(3)	Exchange	Number	%	be Resold	Number	%
Abel Avellan	—	78,163,078	78,163,078	78,163,078	60.1	78,163,078	—	—
Thomas Severson(4)	—	3,161,327	3,161,327	3,161,327	5.7	3,161,327	—	—
Adriana Cisneros(5)	—	725,075	725,075	725,075	1.4	725,075	—	—
ATC TRS II LLC	2,500,000	2,170,657	2,170,657	4,670,657	8.3	2,170,657	2,500,000	4.4
Invesat LLC(5)	200,000	10,251,574	10,251,574	11,176,649	17.7	10,251,574	200,000	*
Rakuten Mobile USA Service Inc.(6)	—	28,520,155	28,520,155	28,520,155	35.5	28,520,155	—	—
Samsung Next Fund LLC	—	361,769	361,769	361,769	*	361,769	—	—
Vodafone Ventures Limited	1,000,000	9,044,454	9,044,454	10,044,454	16.2	9,044,454	1,000,000	1.6
Total	3,700,000	132,398,089	132,398,089	136,098,089		132,398,089	3,700,000

*	less than 1%
(1)	Assumes that we exchange the AST LLC Common Units of the Selling Stockholders for shares of Class A Common Stock, regardless of whether such AST LLC Common Units are currently exchangeable. The percentage ownership is determined for each Selling Stockholder by taking into account the issuance and sale of shares of Class A Common Stock of only such Selling Stockholder. Also assumes that no transactions with respect to share of Class A Common Stock or AST LLC Common Units occur other than the exchange.
(2)	Assumes that the Selling Stockholders sell all of their shares of Class A Common Stock offered pursuant to this prospectus. The percentage ownership is determined for each Selling Stockholder by taking into account the issuance and sale of shares of Class A Common Stock of only such Selling Stockholder.
(3)	Includes AST LLC Common Units that may be issuable upon exchange of AST Incentive Equity Units for AST LLC Common Units, regardless of whether such AST Incentive Equity Units are currently exchangeable. Also includes AST LLC Common Units that may be issuable upon exercise of AST Incentive Equity Options for AST Incentive Equity Units and the corresponding exchange of such AST Incentive Equity Units for AST LLC Common Units, regardless of whether such AST Incentive Equity Options are currently exercisable.
(4)	AST LLC Common Units owned prior to the exchange consist of 1,595,165 AST LLC Common Units and 1,566,162 AST Incentive Equity Units. On May 16, 2022, the Company extended a non-recourse loan to Mr. Severson, which is secured by a pledge of $2.0 million of Mr. Severson’s equity securities in AST LLC.
(5)	AST LLC Common Units owned by Ms. Cisneros prior to the exchange consist of 725,075 AST Incentive Equity Options, which may be exercised for an equal number of AST Incentive Equity Units. AST LLC Common Units owned by Invesat prior to the exchange consist of 9,932,541 AST LLC Common Units and 319,033 AST Incentive Equity Options, which may be exercised for an equal number of AST Incentive Equity Units. Ms. Cisneros is the president of Invesat and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Invesat and may be deemed to have beneficial ownership of the Common Stock held directly by Invesat.
(6)	Mr. Mikitani is the founder, Chairman and Chief Executive Officer of Rakuten Mobile, and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Rakuten USA and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by Rakuten USA.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A Common Stock and warrants. For purposes of the above tables, we have assumed that the Selling Stockholders will have sold all of our Common Stock covered by this prospectus upon the completion of the offering. The percentage ownership of shares of Class A Common Stock is based on 51,900,775 shares of Class A Common Stock issued and outstanding as of June 6, 2022.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock or warrants or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part are declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A Common Stock or warrants at a stipulated price per share or warrant; and

●	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or warrants owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our Class A Common Stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of shares of our Class A Common Stock or warrants or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or warrants in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A Common Stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or warrants to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A Common Stock or warrants offered by them will be the purchase price of such shares of our Class A Common Stock or warrants less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our Class A Common Stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or warrants offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreements and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Stockholders may use this prospectus in connection with resales of shares of our Class A Common Stock or warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A Common Stock or warrants and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or warrants.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock or warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $768,758.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

20

EXPERTS

The consolidated financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance of the report of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of December 31, 2020 and for the year ended December 31, 2020 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance of the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.ast-science.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, as amended on April 22, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022;

●	our Current Reports on Form 8-K filed with the SEC on January 20, 2022, March 9, 2022, March 31, 2022, April 29, 2022 and May 6, 2022 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●	the description of our common stock contained in our registration statement on Form S-1, filed with the SEC on May 9, 2022, as amended on May 23, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (432) 276-3966, or by sending a written request to AST SpaceMobile, Inc., Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, Attention: Secretary.

22

AST SpaceMobile, Inc.

187,888,066 SHARES OF CLASS A COMMON STOCK

6,100,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

PROSPECTUS

                         , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

Securities and Exchange Commission registration fee	$200,882
Accounting fees and expenses	367,876
Legal fees and expenses	200,000
Financial printing and miscellaneous expenses	0
Total	$768,758

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

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Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. We have filed the exhibits listed on the accompanying exhibit index of this registration statement.

No.	Description of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

3.2	Amended and Restated Bylaws of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.1	Specimen Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.2	Specimen Warrant Certificate of the registrant (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.3	Warrant Agreement, dated September 13, 2019, between Continental Stock Transfer & Trust Company and New Providence Acquisition Corp. (incorporated by reference to the registrant’s Current Report on Form 8 K filed with the SEC on September 16, 2019).

5.1*	Opinion of Sullivan & Cromwell LLP as to the validity of shares of AST SpaceMobile, Inc. Class A Common Stock.

10.1	Stockholders’ Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

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No.	Description of Exhibit

10.2	Sponsor Voting Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.4	Fifth Amended and Restated Limited Liability Limited Company Agreement of AST & Science, LLC (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.5	Subscription Agreement, by and between New Providence Acquisition Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 16, 2020)

23.1*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2*	Consent of Independent Registered Public Accounting Firm (BDO USA, LLP).

23.3	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby further undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on June 9, 2022.

AST SpaceMobile, Inc.

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Abel Avellan, Sean Wallace, Brian Heller or Shanti Gupta, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 9, 2022.

Signature	Title

/s/ Abel Avellan	Chairman and Chief Executive Officer
Abel Avellan	(Principal Executive Officer and Director)

/s/ Sean Wallace	Chief Financial Officer
Sean Wallace	(Principal Financial Officer)

/s/ Shanti Gupta	Chief Accounting Officer
Shanti Gupta	(Principal Accounting Officer)

/s/ Tareq Amin	Director
Tareq Amin

/s/ Adriana Cisneros	Director
Adriana Cisneros

/s/ Alexander Coleman	Director
Alexander Coleman

Director
Luke Ibbetson

/s/ Edward Knapp	Director
Edward Knapp

/s/ Hiroshi Mikitani	Director
Hiroshi Mikitani

/s/ Ronald Rubin	Director
Ronald Rubin

/s/ Richard Sarnoff	Director
Richard Sarnoff

/s/ Julio A. Torres	Director
Julio A. Torres

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